Agreement and Release between
ILN Industries, LLC and
Edward Forrest Whitaker IV

The undersigned hereby resigns as an officer, director, employee, agent and representative of Eneftech Corporation, a Nevada corporation, and hereby waives, releases and disclaims any claim of any kind against Eneftech Corporation, including any claim to salary, expenses, wages, benefits, options, shares of stock, management, acquisition, ownership or other corporate opportunity.

Dated and effective this 5th of August, 2004.


      _/s/ E. Forest Whitaker IV
E. Forrest Whitaker IV